                               CONTRACT SCHEDULE

OWNER: [John Doe]                      SEX: [M] AGE AT ISSUE: [35]

JOINT OWNER: [Jane Doe]                SEX: [F] AGE AT ISSUE: [35]

ANNUITANT: [John Doe]                  SEX: [M] AGE AT ISSUE: [35]

CONTRACT NUMBER:  [12345678]           ISSUE DATE:  [February 15, 2005]

PLAN TYPE: [Traditional IRA,           MATURITY DATE: [February 15, 2060]
           Non-Qualified, Custodial IRA,
           SEP, Roth IRA, Decedent IRA,
           Non-Qualified Decedent]

PRODUCT CLASS:          [IOVA (L-Share)]

PURCHASE PAYMENT:       [$100,000.00]

PURCHASE PAYMENTS:      [We reserve the right to reject any Purchase Payment.]

  MINIMUM SUBSEQUENT    [$500.00] [for both Non-Qualified and Qualified, unless you
   PURCHASE PAYMENT:    have elected an automatic sweep program.] [However, for
                        IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid
                        cancellation of the Contract, we will accept a Purchase
                        Payment of at least $50 once in every 24 month period. We
                        will also accept subsequent Purchase Payments as required
                        under applicable law and federal tax law.]

  MAXIMUM TOTAL
   PURCHASE PAYMENTS:   [$1,000,000.00], without our prior approval.

MINIMUM ACCOUNT VALUE:  [$2,000.00]

BENEFICIARY:            [As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.]

PRODUCT CHARGES:        We assess certain daily charges equal on an annual basis to
 [SEPARATE ACCOUNT:     the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

                        Mortality and Expense Charge:  [0.95%]

                        Administration Charge:  [0.25%]

                        [Death Benefit Rider Charge: [0.20%]]

ACCOUNT FEE:            The Account Fee is [$30.00] each Contract Year. During the
                        Accumulation Period, on the Contract Anniversary the full
                        Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account Value in the Separate Account. On the
                        Annuity Calculation Date, a pro-rata portion of the Account
                        Fee will be deducted from the Account Value as described
                        above. However, if your Account Value on the last day of the
                        Contract Year or on the Annuity Calculation Date is at least
                        [$50,000], then no Account Fee is deducted. If during the
                        Accumulation Period, a total withdrawal is made, the full
                        Account Fee will be deducted at the time of the total
                        withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity Payment.

SEPARATE ACCOUNT:       [MetLife Investors USA Separate Account A]

8028-5 (6/06)

ALLOCATION REQUIREMENTS:

1.   [Currently, you can select from any of the Subaccounts or the Fixed
     Account (if a Fixed Annuity Rider has been issued). However, we reserve the right to limit this in the future.

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

3. We reserve the right to restrict allocations to the Fixed Account if any of the following conditions exist: (a) the credited interest rate for the amount to be allocated is equal to the Minimum Guaranteed Interest Rate for the Fixed Account; (b) the Account Value in the Fixed Account equals or exceeds [$500,000]; or (c) a transfer was made out of the Fixed Account within the previous 180 days.]

TRANSFER REQUIREMENTS:

[NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules and the issuance of a Fixed Annuity Rider, during the Accumulation Period you may make transfers into the Fixed Account from the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. There are further limitations on transfers from the Fixed Account to the Separate Account as set forth below.

During the Annuity Period, you cannot make transfers from the General Account to the Subaccounts.

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

The minimum amount that may be transferred from the Fixed Account during the Accumulation Period is [$500], or your entire interest in the Fixed Account. Transfers out of the Fixed Account during the Accumulation Period shall be limited to the greater of (a) 25% of the Fixed Account Value at the beginning of the Contract Year, or (b) the amount transferred out of the Fixed Account in the prior Contract Year.]

WITHDRAWALS:

WITHDRAWAL CHARGE: [A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2.   The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

     Withdrawal Charges are determined in accordance with the following schedule:

                               WITHDRAWAL CHARGES


     NUMBER OF COMPLETE YEARS
     FROM RECEIPT OF PURCHASE PAYMENT         % CHARGE
     ------------------------------------     ---------
                    [0                            7
                     1                            7
                     2                            6
                     3                            6
                     4                            5
              5 and thereafter                    0]

8028-5 (6/06)

[FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.]

MINIMUM PARTIAL WITHDRAWAL: [$500], or your entire interest in the Fixed Account or Subaccount]]

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

ANNUITY  REQUIREMENTS:

     1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.

     2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

     3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at [3%]]

[FIXED  ACCOUNT:

INITIAL GUARANTEE PERIOD: [Through the end of the current calendar year]

RENEWAL GUARANTEE PERIOD: [A calendar year]

INITIAL CURRENT INTEREST RATE: [4.60%][Allocations to the Fixed Account not currently available]

MINIMUM GUARANTEED INTEREST RATE: [2.15%] annually]}

ANNUITY SERVICE OFFICE:

MetLife Investors USA Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366
(800) 343-8496]

8028-5 (6/06)

ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Fixed Account Rider for Variable Annuity
Death Benefit Rider (Principal Protection)
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider - TO BE ATTACHED AT ISSUE IF LESS THAN AGE 80
Waiver of Withdrawal Charge for Terminal Illness Rider - TO BE ATTACHED AT ISSUE IF LESS THAN AGE 80
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
Non-Qualified Annuity Endorsement
Unisex Annuity Rates Endorsement]

8028-5 (6/06)